Exhibit 10(e)4
MISSISSIPPI POWER COMPANY
SECOND AMENDED AND RESTATED PROMISSORY NOTE

February 28, 2017	Up to $301,126,146.39
FOR VALUE RECEIVED, MISSISSIPPI POWER COMPANY, a Mississippi corporation (the “Borrower”), hereby promises to pay on or before July 31, 2018 (the “Final Maturity Date”), to THE SOUTHERN COMPANY, a Delaware corporation (the “Holder”), the principal sum of THREE HUNDRED ONE MILLION ONE HUNDRED TWENTY-SIX THOUSAND ONE HUNDRED FORTY-SIX DOLLARS AND THIRTY-NINE CENTS ($301,126,146.39), together with interest on the principal amount from June 4, 2015, all as indicated in the records of the Holder.
This Second Amended and Restated Promissory Note (this “Note”) amends and restates in its entirety that certain amended and restated promissory note, dated December 22, 2015, issued by the Borrower to the Holder.
Interest. Interest (calculated on the basis of a year of 360 days and the actual number of days elapsed) on this Note shall be paid monthly in arrears, or if the Borrower fails to pay interest each month, such interest shall be included in the outstanding principal balance for purposes of calculating interest due to the extent permitted by applicable law. The interest rate on this Note shall be a floating rate equal to the Adjusted LIBOR Rate.
Adjusted LIBOR Rate. Interest shall be at a rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus the Applicable Percentage corresponding to the senior debt rating of the Borrower in effect from time to time as described below (the “Senior Debt Rating”):

Senior Debt Rating	Applicable Percentage
I. A- from S&P	1.375%
A3 from Moody’s
A- from Fitch

II. BBB+ but < A‑ from S&P	1.500%
Baa1 but < A3 from Moody’s
BBB+ but < A‑ from Fitch

III. BBB but < BBB+ from S&P	1.750%
Baa2 but < Baa1 from Moody’s
BBB but < BBB+ from Fitch

IV.< BBB from S&P	2.000%
< Baa2 from Moody’s
< BBB from Fitch
unrated by any two of S&P, Moody’s or Fitch

Notwithstanding the above, if at any time there is a split in Senior Debt Ratings among Standard & Poor’s Financial Services LLC, a division of McGraw‑Hill Financial, Moody’s Investors Service, Inc., and Fitch Ratings, Inc., or any successor or assignee of the business of the foregoing in the business of rating securities and (a) two Senior Debt Ratings are equal and higher than the third Senior Debt Rating, the higher Senior Debt Ratings will apply, (b) two Senior Debt Ratings are equal and lower than the third Senior Debt Rating, the lower Senior Debt Ratings will apply or (c) no Senior Debt Ratings are equal, the intermediate Senior Debt Rating will apply. In the event that the Borrower shall maintain Senior Debt Ratings from only two of S&P, Moody’s or Fitch and there is a split in such Senior Debt Ratings, (i) in the event of a single level split, the higher Senior Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, one level below the higher Senior Debt Rating will apply.
Repayment. The Borrower shall be entitled, at any time and from time to time, without the consent of the Holder and without paying any penalty or premium therefor, to prepay all or any portion or portions of the outstanding principal balance. The outstanding principal balance shall be payable in full on the Final Maturity Date, together with all accrued interest thereon.
Records. All long-term borrowings by the Borrower from the Holder from June 3, 2015 and all payments on account of principal hereof shall be recorded by the Holder in its books and records; provided, however, that no failure to keep or any error in such records or endorsements shall affect the obligations of the undersigned hereunder.
Payment by the Borrower to the Holder pursuant to this Note shall be made without set-off or counterclaim, at the Holder’s office located in Atlanta, Georgia, or at any other place designated by the Holder in writing.
Representations and Warranties. The Borrower hereby represents and warrants: (i) that it is a corporation duly organized and existing under the laws of the State of Mississippi, is duly qualified to carry on its business as a corporation under the laws of the State of Mississippi, is duly qualified to carry on its business as a foreign corporation under the laws of the State of Alabama, and has due corporate authority to carry on the public utility business in which it is engaged and to own and operate the properties used by it in such business; (ii) that the execution, delivery and performance of this Note are within the power of the Borrower and have been duly authorized by all necessary action of the board of directors of the Borrower; (iii) that it has duly executed and delivered this Note; (iv) that this Note constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms; and (v) that the Borrower’s execution, delivery and performance of this Note do not require the consent of any other party.
Events of Default. If any of the following events shall occur, such event shall constitute an event of default (“Event of Default”) under this Note: (i) the Borrower shall fail to pay when due any payment required hereunder and such failure shall continue for five (5) or more business days; (ii) (A) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (B) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower and such petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (C) the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such person or any substantial part of its property or make any general assignment for the benefit of creditors; or (D) the Borrower shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such person in furtherance of any of the aforesaid purposes; (iii) if an event of default shall occur under any other indebtedness of the Borrower in excess of $75,000,000; or (iv) one or more judgments, orders or decrees shall be entered against the Borrower involving a liability of $75,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least thirty (30) days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien.
Upon the occurrence of any Event of Default, the Holder shall be entitled to accelerate the payment of the principal of and all accrued and unpaid interest on this Note and declare the same to be immediately due and payable and shall also have available to it all rights and remedies permitted by applicable law.
In the event that, upon an Event of Default hereunder, the Holder deems it necessary or proper to employ an attorney to enforce collection of any unpaid balance hereunder, the Borrower agrees to pay the Holder’s reasonable attorney’s fees and collection costs.
Exercising Rights. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
Waiver. The Borrower hereby waives presentment, demand for payment, notice or dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.
Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York. In the event this Note is collected by law or through an attorney at law, the Borrower agrees to pay all reasonable attorney’s fees and costs of collection actually incurred by the Holder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

MISSISSIPPI POWER COMPANY, a Mississippi corporation By: /s/Moses H. Feagin Moses H. Feagin Vice President, Treasurer and Chief Financial Officer